[Logo of Beard Miller Company, LLP]
                                                                    Exhibit 16

May 15, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K/A, Amendment No. 1, for the event that occurred on May 1, 2006, to be filed by American Bank Incorporated. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,



/s/ Beard Miller Company LLP






Certified Public Accountants and Consultants

2609 Keiser Blvd. P.O. Box 311  Reading, PA  19603-0311
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